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                                                                     EXHIIT 99.4

                           METRO-GOLDWYN-MAYER INC.
                     1998 NON-EMPLOYEE DIRECTOR STOCK PLAN

  Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), hereby establishes a stock plan for non-employee directors of the Company, to be known as the "Metro-Goldwyn-Mayer Inc. 1998 Non-Employee Director Stock Plan" (the "Plan"), as set forth herein.

SECTION 1. PURPOSE OF PLAN

  The purpose of this Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of non-employee directors (as defined below) to those of Company stockholders.

SECTION 2. PERSONS ELIGIBLE UNDER THE PLAN

  Any member of the Board of Directors (the "Board") of the Company who is not otherwise an officer or employee of the Company or any of its subsidiaries (a "Non-Employee Director") is eligible to participate in the Plan.

  Pursuant to this Plan, each Non-Employee Director shall be given the opportunity to elect (the "Election") to receive all or a portion of his or her Total Compensation (as defined below) in the form of shares of the Common Stock, par value $.01 (the "Common Stock"), of the Company pursuant to the terms and provisions set forth in Section 5 hereof. A Non-Employee Director making an Election under this Plan shall be referred to as a "Participant."

  As used herein, "Total Compensation" shall mean the amount payable as compensation to the Non-Employee Director for service on the Board and for service as a member of the Executive Committee, Audit Committee, Compensation Committee or any other committee of the Board during the period commencing on the day immediately following the date of an annual meeting of stockholders of the Company in which directors of the Company are elected (an "Annual Meeting") and ending on the date of the subsequent Annual Meeting (the "Plan Year").

SECTION 3. DURATION OF PLAN

  Upon approval by the stockholders of the Company, the Plan shall become effective as of May 12, 1998 (the "Effective Date"), and shall remain in effect, subject to the right of the Plan Committee (as defined below) to terminate the Plan at any time pursuant to Section 6 or Section 8 hereof, until all of the shares of Common Stock subject to the Plan pursuant to
Section 4 hereof shall have been issued according to the Plan's provisions. In no event, however, may shares of Common Stock be issued under the Plan on or after May 1, 2008. Without limiting the immediately preceding sentence, the Plan and the issuance of Common Stock thereunder will be void ab initio, and of no force and effect, if the Plan is not approved by the Company's stockholders on or before May 12, 1998.

SECTION 4. STOCK SUBJECT TO PLAN

  The aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed One Hundred Thousand (100,000), subject to adjustment as provided in Section 7 of this Plan.

SECTION 5. ELECTION

  (a) On or before the Annual Meeting of each year during the term of this Plan (the "Election Date"), a Non-Employee Director shall have the ability to make an Election (in accordance with subsection (c) below) and receive all or any portion of his or her Total Compensation for the forthcoming Plan Year in the form of shares of Common Stock; provided, however, that with respect to the Plan Year in which the Effective Date occurs, such Election shall be made on or within 10 days after the Effective Date.

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  (b) Notwithstanding subsection (a) above, in the case of a newly appointed
Non-Employee Director who has his or her first opportunity to make an Election (a "First Time Non-Employee Director"), the Election Date with respect of such Non-Employee Director shall be at any time within ten (10) days of such Non-Employee Director's appointment as a director of the Company, and shall relate to his or her Total Compensation earned during the balance of the Plan Year in respect of which he or she is making the Election.

  (c) The Election shall be irrevocable, and shall be made by means of a written notice (the "Election Notice") on a form acceptable to the Plan Committee (as defined below), delivered to the Secretary of the Company on or before the Election Date. The Election Notice shall state the percentage and/or dollar amount of the Non-Employee Director's Total Compensation (the "Election Amount") which is to be received in shares of Common Stock and the name in which such common stock shall be registered. The Plan Committee reserves the right to accept or reject, in its sole discretion, any Election Notice.

  (d) The aggregate number of shares of Common Stock to be received by a Participant with respect to the Election Amount shall be derived according to the following formula:

                                                 Election Amount
   Aggregate Number of Shares   = ____________________________________________
                                  Fair Market Value of the Common Stock on the
                                     applicable Date of Issuance (as defined
                                                     below)

  (e) Only whole shares will be issued under this Plan. Any fractional shares resulting from the above calculation will be settled in cash.

  (f) Subject to the Plan Committee in its sole discretion determining otherwise, Common Stock issued to a Participant under this Plan during a Plan Year shall be issued in equal installments on January 31, April 30, July 31 and October 31 of each year (each a "Date of Issuance"); provided, however, with respect to a First Time Non-Employee Director, Common Stock issued to such First Time Non-Employee Director under this Plan during a Plan Year shall be issued in such number of equal installments as there are Dates of Issuance during the balance of the Plan Year.

SECTION 6. ADMINISTRATION OF PLAN

  (a) This Plan will be administered by a committee designated by the Board (the "Plan Committee"). Subject to the provisions of this Plan, the Plan Committee is authorized and empowered in its sole discretion to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

    (i) adopting, amending, altering, repealing and rescinding rules and regulations relating to this Plan;

    (ii) determining which persons are Non-Employee Directors and accepting or rejecting Election Notices;

    (iii) issuing shares of Common Stock to Participants and determining the terms and conditions thereof;

    (iv) determining whether and the extent to which adjustments are required pursuant to Section 7 of this Plan;

    (v) interpreting and construing this Plan and the terms and conditions of any Common Stock issued under this Plan and otherwise supervising the administration of the Plan; and

    (vi) entering into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves the issuance of shares of Common Stock of the Company.

  (b) All interpretations, determinations and decisions made by the Plan Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Plan Committee, shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Participants, and their estates and beneficiaries.

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  (c) All expenses of the Plan Committee will be paid by the Company and the
Company will furnish the Plan Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Plan Committee will be liable for any act or omission hereunder of any other member of the Committee nor for any act or omission on his or her own part hereunder, excepting only his or her own willful misconduct or gross negligence. To the extent permitted by law, the Company will indemnify and hold harmless each member of the Plan Committee against any and all expenses and liabilities arising out of his or her membership on the Plan Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence, as determined by the Board of Directors.

SECTION 7. ADJUSTMENTS

  If the outstanding number of shares of Common Stock are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of those outstanding securities, in any case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of the transaction provide otherwise, the Plan Committee will make appropriate and proportionate adjustments in the maximum number and type of shares or other securities that may be issued pursuant to this Plan.

SECTION 8. AMENDMENT AND TERMINATION OF THE PLAN

  Notwithstanding Section 6 of this Plan, the Plan Committee may amend, modify or terminate this Plan at any time and in any manner, subject to the following limitations:

    (a) No amendment, modification or termination may deprive a Participant of any shares of Common Stock previously issued under this Plan or of any rights thereunder or with respect thereto, without the consent of such Participant; provided, however, the Board may make any amendment or modification to this Plan to the extent such amendment or modification is required in order for the Plan to comply with any applicable laws; and

    (b) Any amendment to or modification of this Plan will require approval by the Company's stockholders but only to the extent such approval is required in order for the Plan to continue to comply with Rule 16b-3 (if applicable) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and Sections 422 and 162(m) and other applicable provisions of or rules under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and only if the amendment or modification would:

      (i) change the class of persons eligible to be a Participant under this Plan;

      (ii) extend the duration of the Plan;

      (iii) increase the number of shares of Common Stock issuable under this Plan (other than pursuant to Section 7 hereof);

      (iv) otherwise materially increase the benefits under this Plan accruing to Participants who are subject to Section 16 of the Exchange Act in a manner not specifically contemplated by this Plan; or

      (v) adversely affect compliance of this Plan with Rule 16b-3 (if applicable) or applicable provisions of the Code.

SECTION 9. TRANSFERABILITY

  No Participant may assign the right to receive any payment of Common Stock or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

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SECTION 10. STOCKHOLDER RIGHTS

  Participants shall not be deemed for any purpose to be or have rights as stockholders of the Company with respect to any shares of Common Stock issued hereunder except as and when such shares are issued and then only from the Date of Issuance. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the Date of Issuance (except pursuant to Section 7 hereof).

SECTION 11. CONTINUATION OF DIRECTORS IN SAME STATUS

  Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Participant will have any right to continue as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation.

SECTION 12. COMPLIANCE WITH GOVERNMENT REGULATIONS

  Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal or state securities or other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Plan Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Plan Committee in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

SECTION 13. DEFINITION OF "FAIR MARKET VALUE"

  For purposes of this Plan, "Fair Market Value" means the fair market value of a share of Common Stock. The fair market value will be the closing sale price per share of the Common Stock on the New York Stock Exchange on the trading day nearest preceding the day in question (or, if no sales of Common Stock were made on such day, on the nearest preceding trading day on which sales of Common Stock were made), as reported in The Wall Street Journal, Western Edition.

SECTION 14. GOVERNING LAW

  The validity of this Plan or any of its provisions will be construed, administered and governed in all respects under and by the laws of the State of Delaware. If any provisions of this instrument is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.


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